This SUBLICENSE AGREEMENT (the “Agreement”) effective as of November 15, 2019 (the “Effective Date”) is entered into by and between Texas MDI, Lnc. (“TMDI”), a Texas Texas for profit corporation, located at 5580 Peterson Ln., Suite 200, Dallas, Texas 75240 and Holly Brothers Pictures, Inc. (“HBP”), a Nevada for profit corporation, having a business address of 462 Stevens Ave., Ste. 310, Solana Beach, CA. TMDI and HBP are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to the EM3 Exclusive License Agreement (defined below), TMDI has obtained an exclusive license to research, develop, make, have made, use, offer to sell, sell, export and/or import and commercialize the Licensed Products within the Licensed Territory for use within the Licensed Field;

WHEREAS, HBP wishes to obtain a sublicense from TMDI to research, develop, manufacture, use, export/import, offer to sell and/or sell the Licensed Products in the Sublicensed Field within the Sublicensed Territory;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

Article I.

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

1.1 “Agreement” means this Sublicense Agreement.

1.2 “Claims” has the meaning set forth in Section 9.1 of this Agreement.

1.3 “TMDI” has the meaning set forth in the Header of this Agreement.

1.4 “Commercially Reasonable Development Efforts” means carrying out of obligations or tasks consistent with the reasonable best practices of the pharmaceutical industry for the development and/or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value as the applicable Licensed Product in the Sublicensed Field based on conditions then prevailing. Commercially Reasonable Development Efforts requires that HBP, at a minimum: (a) determine the general industry practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.5  “Development Deadline” has the meaning set forth In Section 2.2 of this Agreement.

1.6  “Effective Date” is as defined in the Header of this Agreement.

1.7  “Texas MDI, Inc.” means Texas for profit corporation, having a business address of 5580 Peterson Ln., Ste. 200, Dallas, TX 75240.

1.8  “EM3 Exclusive License Agreement” is the License Agreement dated October 1, 2019 and entered into by and between TMDI and EM3; attached hereto as Exhibit A.

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1.9  “Indemnified Party” has the meaning set forth in Section 9.1 of this Agreement.

1.10 “Indemnifying Party” has the meaning set forth in Section 9.1 of this Agreement.

1.11 “Field” has the meaning set forth in the EM3 License Agreement.

1.12 “Licensed Product” has the meaning set forth in the EM3 License Agreement as well as the TMDl’s wholly owned Rxoid™ Brand ofCBD MDI.

1.13 “Licensed Territory” means any state listed in the Recitals the EM3 License Agreement.

1.14 “Losses” has the meaning set forth in Section 9.1 of this Agreement.

1.15 “Notice of Release” has the meaning set forth in Section 5.3 of this Agreement.

1.16 “Parties” has the meaning in the Header of this Agreement.

1.17 “Party” has the meaning in the Header of this Agreement.

1.18 “Release Period” has the meaning set forth in Section 5.3 of this Agreement

1.19 “Sublicensed Field” means the use of Licensed Product for the manufacturing of pMDl containing cannabis, hemp or a combination thereof in any legal jurisdiciton.

1.20 “Sublicensed Territory” means any state listed in the Recitals in the EM3 Ex1cusive License.

1.21 “Third Party” a Person or entity other than TMDI or HEP or any of their respective affiliates.

Article II.

SUBLICENSE

2.1  Subject to the tenns and conditions of this Agreement, TMDI hereby grants to HBP an exclusive sublicense to research, develop, manufacture, have manufactured, use, import, offer to sell and/or sell Licensed Products within the Sublicensed Territory for use within the Sublicensed Field. The Parties agree that the scope of the license rights granted pursuant to this Sublicense Agreement do not exceed the scope of rights conferred to TMDl pursuant to the EM3 License Agreement and such sublicense rights are subject to any and all restrictions and limitations set out therein.

2.2  HBP hereby agrees that it must use Commercially Reasonable Development Efforts to develop and commercialize Licensed Products for sale in the Sublicensed Territory within the Sublicensed Field within two (2) years of the execution of this Agreement. For the avoidance of doubt, HBP shall have no obligation to conduct any clinical studies of the Licensed Product. Commercially Reasonable Development Efforts shall be deemed to have occurred if during the period prior to the Development Deadline, either (i) Donal R. Schmidt, Jr. shall have served as CEO of TMDI; or (ii) TMDI shall hold a majority of HBP’s outstanding common stock. In the event that HBP fails to use Commercially Reasonable Development Efforts to develop a Licensed Product by the Development Deadline, TMDI shall have the right to terminate this Agreement pursuant to the terms specified in Section 6.2.

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Article III.

INFORMATION

3.1  Upon the request by TMDI, HBP shall furnish TMDI with written reports summarizing the Commercially Reasonable Development Efforts and progress of the research and development and all efforts to develop and/or commercialize a Licensed Product in the Sublicensed Territory within the Sublicensed Field. Such requests by TMDl shall not be made more that one (1) time per quarter during the tenn of this Agreement.

Article IV.

COMPENSATION

4.1  In consideration for the rights granted hereunder, upon the effective date, HBP shall issue to TMDI 140,000,000 shares of common stock representing approximately 70% of the total equity interests ofHBP.

4.2  As additional consideration for the rights granted hereunder, during the Tenn, to the extent TMDI is required to make any payments to EM3 pursuant to the EM3 License Agreement as a result of this Agreement, HBP shall be required to advance TMDI such payments upon demand by TMDI and an accounting showing the calculations for such payments.

4.3  Election of Donal R. Schmidt, Jr. as CEO and Chairman of HBP.

Article V.

TERM AND TERMINATION

5.1  This Agreement shall commence as of the Effective Date and shall expire upon termination of the EM3 Exclusive License Agreement unless this Agreement is earlier terminated pursuant to the terms of this Agreement (“Term”).

5.2  TMDI may terminate this Agreement by delivering a written notice of termination to HBP in the event that HBP fails to exercise Commercially Reasonable Development Efforts as specified in this Agreement. In such instance, TMDI must deliver the written notice of termination to HBP within thirty (30) days following the last date upon which HBP may provide TMDI evidence of its having exercised Commercially Reasonable Development Efforts by the Development Deadline. In the event that TMDI fails to deliver a written notice of termination pursuant to this Section this Agreement shall continue in force regardless of any failure by HBP to put forth Commercially Reasonable Development Efforts.

5.3  Either Party may terminate this Agreement in the following circumstances: (i) If a Party believes that the other Party is in material breach of this Agreement, the non-breaching party may deliver a written notice of such material breach to the other party, such notice to describe in detail the nature of such breach. The allegedly breaching party shall have 60 days from receipt of such notice to cure such breach. Any such termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach prior to the expiration of such period; or (ii) this agreement may be terminated by a Party upon written notice to the other Party in the event the other party becomes insolvent or if a petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against the other Party, or a receiver is appointed with respect to any assets of the other Party, or a liquidation proceeding is commenced by or against the other Party.

5.4  If this Agreement expires upon termination of the EM3 Agreement, all rights granted by TMDI to HBP hereunder shall revert to TMDI or otherwise cease.

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5.5  If this Agreement is terminated in its entirety by TMDI pursuant to Section 5.2 or 5.3 all rights granted by TMDI to HBP hereunder shall revert to TMDI, and upon TMDI’s written request HEP shall grant TMDI a royalty free non-exclusive license to all HBP know-how and patents and trademarks (if any) related to Licensed Products, including the transfer of all documentation and regulatory filings and registrations, and full rights therein, free of costs to TMDI.

5.6 If this Agreement is terminated in its entirety by HBP pursuant to Section 5.3 all rights granted by TMDI to HBP hereunder shall revert to TMDI. Further, upon TMD1’s written request HBP shall grant TMDI a royalty free non-exclusive license to all ALI know-how and patents and trademarks (if any) related to Licensed Products, including the transfer of all documentation and regulatory filings and registrations, and full rights therein subject to the Parties agreeing on appropriate consideration to HBP for such license.

Article VI.

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1  Except for the rights of EM3 as set forth below and except as may otherwise be set forth in this Agreement, TMDI represents and warrants that

(a) TMDI is the exclusive licensee of the Licensed Product and the Rxoid™ Brand and manufacturing processes and is entitled to grant the rights and licenses specified herein, subject to the terms and conditions of the EM3 License Agreement; and

(b) TMDI has not entered into any agreement granting any rights, interest or claim in or to any Licensed Products or brands, if any, to any Third Party that conflicts with the rights granted to TMDI pursuant to this Agreement;

6.2  N/A.

6.3  TMDI, by execution hereof, acknowledges, covenants and agrees that HBP has not been induced in any way by TMDI or employees thereof to enter into this Agreement, and further represents that HBP is entering into this Agreement voluntarily.

6.4  Each Party represents and warrants that:

(a) it is duly organized and validly existing under the Laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms; that the execution, delivery and performance of this Agreement by it does not conflict with any Agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental entity having jurisdiction over it; and

(d) it has not granted, and will not grant during the term of the Agreement, any right to any Third Party that would conflict with the rights granted to the other Party hereunder; that it has (or will have at the time performance is due) maintained, and will maintain, and keep in full force and

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effect, all agreements, permits and licenses necessary to perform its obligations hereunder; and in complying with the terms and conditions of this Agreement and carrying out any obligations hereunder, it will comply (and it will ensure that its subcontractor’s comply) with all applicable laws, regulations, ordinances, statutes, and decrees or proclamations of all governmental entities having jurisdiction over such Party.

6.5 During the Term, TMDI agrees to exercise its renewal rights in the EM3 Exclusive License Agreement, provided that HBP provide TMDI with the Additional Consideration (as defined in the EM3 Exclusive License Agreement).

6.6 TMDI represents and warrants to HBP that it has the right to enter into this Agreement and that this Agreement does not violate the EM3 Exclusive License Agreement.

Article VII.

INFRINGEMENT BY THIRD PARTIES

7.1 If either TMDI or HBP becomes aware of any infringement or potential infringement of the Licensed Products, each shall promptly notify the other of such in writing. HBP, at its expense, shall have the first right to enforce any rights in the Sublicensed Territory exclusively licensed hereunder against infringement by Third Parties within the Sublicensed Field. With respect to infringement of the Licensed Products within the Sublicensed Field and/or Sublicensed Territory, if HBP does not file suit against a substantial infringer or take alternative action reasonably acceptable to TMDI to end such infringement in the Sublicensed Field and/or Sublicensed Territory, within three (3) months of its actual knowledge thereof, then, provided that such infringement is still on going, TMDI may, at its sole discretion, enforce the EM3 License against such infringement in the Sublicensed Territory and/or Sublicensed Field. The enforcing party shall be solely entitled to retain any and all recovery. Recoveries from any such enforcement in the Sublicensed Territory and/or Sublicensed Field shall be solely distributed to the enforcing party.

7.2 In any suit or dispute involving an infringer, the Parties agree to cooperate fully with each other. At the request and expense of the enforcing party, the other Party will permit access during regular business hours, to all reasonably relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

Article VIII.

INDEMNITY

8.1 Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the other Party and its officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnified Party”) from and against any and all losses, damages and other amounts payable to a claimant, as well as reasonable attorneys’ fees and costs (collectively, “Losses”), to the extent resulting from claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against the Indemnified Party based on or arising from: (a) breach of any representation or warranty or covenant or other agreement by the indemnifying party contained in this Agreement, or (b) negligence, recklessness or willful misconduct by such Indemnifying Party.

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8.2  In the event that any third party asserts a claim with respect to any matter for which the Indemnified Party is entitled to indemnification hereunder (a “Third-Party Indemnity Claim”), then the Indemnified Party shall promptly notify the Indemnifying Party thereof; provided. however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then, only to the extent that) the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third-Party Indemnity Claim, to control the defense, settlement, appeal or other disposition of the Third-Party Indemnity Claim with counsel reasonably acceptable to the Indemnified Party; provided that, the Indemnified Party will have the right to participate jointly therein and provided, further, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Third-Party Indemnity Claim, the Indemnified Party may assume it own defense and the Indemnifying Party will be liable for the reasonable costs and expenses in connection therewith. The Indemnifying Party will not settle any Third-Party Indemnity Claim except: (i) with the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed and (ii) with respect to any Third-Party Indemnity Claim relating solely to the payment of money damages and which could not result in the Indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to Indemnify the Indemnified Party hereunder; provided, that the Indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the Indemnified Party from the Third-Party Indemnity Claim. The Indemnifying Party shall obtain the written consent of the Indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Third-Party Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner.

IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY MULTIPLIED OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT EITHER PARTY’S OBLIGATIONS TO INDEMNIFY THE OTHER AGAINST THIRD-PARTY INDEMNITY CLAIMS.

Article IX.

CONFIDENTIALITY

9.1  The Parties shall negotiate in good faith and enter into a separate Non-Disclosure Agreement no later than thirty (30) calendar days after the Effective Date and this Agreement, including, the terms, conditions, duties and responsibilities under this Agreement shall be made subject to such Non-Disclosure Agreement.

Notwithstanding anything to the contrary as may be set forth in this Section 9.1, except where disclosure is required by law or upon the nondisclosing party’s written consent, the Parties agree that the terms and conditions of this Agreement and any non-published patent applications shall remain confidential as between the Parties and shall not be disclosed by either party to any Third Party, except as otherwise permitted herein. For clarity, the terms of this Agreement may be disclosed to EM3 in accord with the terms and conditions set forth in the EM3 License Agreement.

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Article X.

MISCELLANEOUS

10.1  The Parties shall execute and deliver any and all additional papers, documents, and other instruments and shall do any and all further acts and things reasonably necessary, if any, in connection with the performance of its obligation hereunder to carry out the intent of this Agreement.

10.2  This Agreement, including exhibits and schedules (if any) contains the entire understanding of the Parties, and supersedes all prior agreements and understandings between the Parties. This Agreement may be amended only by a written instrument signed by the Parties.

10.3  The waiver by any Party of any terms or condition of this Agreement, or any part hereof, shall not be deemed a waiver of any other term or condition of this Agreement, or of any later breach of this Agreement.

10.4  Any notice required by this Agreement will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:

If to HEP	If to TMDI

Holly Bothers Pictures	TMDI
Attention: President	Attention: CEO
462 Stevens Ave., Ste. 310	Donal R. Schmidt, Jr.
Solana Beach, CA 92075

10.5  This Agreement may be executed in counterparts, all of which together shall constitute a single agreement.

10.6  This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas, Dallas County, Texas.

10.7  If any provision of this Agreement or application thereof to anyone is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application. Further, the judicial or other competent authority making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases as necessary to render, such provision enforceable.

10.8 The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. The Exhibits (if any) to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement. Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “include,” “includes” and “ including” will be deemed to be followed by the phrase “but not limited to”, “without limitation”, “inter alia” or words of similar import, (e) the word “or” will be deemed to include the word “and” (e.g., “and/or”) and (f) references to “ARTICLE,” “Section,” “subsection”, “clause” or other subdivision, or to a Schedule or Exhibit, without reference to a document are to the specified provision, Schedule or Exhibit of this Agreement. This

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Agreement will be construed as if it were drafted jointly by the Parties and shall not be strictly construed against either Party.

10.9 Except for the payment of any amount due hereunder (other than any amount disputed in good faith), neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement, when any such failure or delay is caused by fire, flood, earthquakes, locusts, explosions, sabotage, terrorism, lack of adequate raw materials (caused by matters beyond the reasonable control of the performing Party), civil commotions, riots, invasions, wars, peril of the sea, acts, restraints, requisitions, regulations, or directions of government authorities (caused by matters beyond the reasonable control of the performing Party), acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”). In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner. For clarity, a Force Majeure Event shall not excuse a Party from its obligation to pay any money due hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives with full right, power and authority to enter into and perform under this Agreement.

TMDI, Inc.	HBP

By: /s/ Donal R. Schmidt, Jr.	By: /s/ Brent Willson
Date: November 13. 2019	Date: 14 November 2019

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EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of October 2019 (the “Effective Date”), by and between Texas MDI, Inc. a Texas for-profit corporation (the “Manufacturer”) and EM3 Methodologies, LLC, an Arizona limited liability company, and Richard Adams, individually a resident of Arizona, (collectively the “Company”). Company and Manufacturer may be collectively referred to herein as the “Parties,” and individually as a “Party.”

RECITALS:

WHEREAS, Company is a wholesaler of certain pharmacy products that are used to produce pressurized metered dose inhalers (“pMDI” or “MDI”) such as cans, valves, actuators (“Consumables”), as well as proprietary lab supplies;

WHEREAS, Company invented the process known as the Desirick Procedure which enables the production of MDI using cannabis and/or hemp derivatives through a proprietary formulation process;

WHEREAS, the Company currently trains third parties in use of the Desirick Procedure for a profit and in conjunction with that training sells filling equipment, Consumables, and proprietary lab supplies;

WHEREAS, the Company teaches third parties how to formulate cannabis and hemp compounds in liquid solutions to use in MDI;

WHEREAS, the Company is also the sole United States representative of Coster MDI, S.A. an FDA approved manufacture of MDI equipment and Consumables with which Manufacturer currently acquires the majority of its equipment and proprietary Consumables from for its MDI products under the RxoidTM brand pursuant to a separate license with the Company;

WHEREAS, the Company has direct but non-exclusive relationships with the only two (2) other manufactures of FDA approved filling equipment and Consumables;

WHEREAS, the Parties considers all of their collective suppliers and vendors related to MDI formulation and production to be Trade Secrets as that term in known in both Arizona and Texas under each states’ respective Uniform Trade Secrets statutes and they have made every effort to protect their Trade Secrets;

WHEREAS, the Manufacturer knowing that Company controls significant intellectual property which it sells for a profit to third parties, wishes to enter into this Agreement with Company wherein Manufacture is protected in certain Licensed Territories with respect to training, support, maintenance and access to Consumables and other products only sourced through Company and its suppliers which are Trade Secrets.

WHEREAS, the Manufacturer wishes to have Exclusivity with respect to License Products from the Company in the following states:

Texas, California, Florida and Nevada.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.DEFINITIONS

1.1.“Confidential Information” means information of a Party, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Parties, (ii) possesses an element of value to the Parties, (iii) is not generally known to the public, and (iv) would damage a Party if disclosed. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means. This Agreement itself and any sublicense is designated as Confidential Information.

1.2.“License” means the right within the Licensed Territory or an individual state listed herein to research, develop, make, have made, use, offer to sell, sell, export and/or import and commercialize the Licensed Products for sale in the Field.

1.3.“Licensed Product” means the Desirick Procedure or any derivation thereof, including, but not limited to, related Consumables (cans, valves and actuators), filling equipment for pMDI, and/or proprietary lab equipment and training, support or maintenance thereon of any combination thereof.

1.4.“Field” means use of the Licensed Product for aerosol delivery of cannabis and/or hemp via pMDI.

1.5.“Exclusivity Period” means the time period during the Term or Renewal Term of this Agreement when the Company will strictly comply with Exclusivity.

1.6.“Exclusivity” shall mean that the Company will not during the Term or Renewal Term:

1.6.1.Train any entity or person in any Licensed Territory or state listed herein in any type of Desirick Procedure;

1.6.2.Sell any filling equipment, Consumables, or proprietary lab supplies to any entity or person in any Licensed Territory or state listed herein;

1.6.3.Provide support, assistance or knowledge of any Trade Secret of the Parties to any entity or person in any Licensed Territory or state listed herein; and

1.6.4.To the extent capable not assist or facilitate any original manufacturer or representative thereof of filling equipment, lab equipment or supplies, Consumables in selling or marketing to any entity or person in any Licensed Territory or state listed herein.

1.7.“Licensed Territory” means the four (4) states listed herein the Recitals and any state(s) agreed upon in writing in the future, but not limited to, any entity or person the Company is aware of that has a manufacturing facility for a MDI in the Field in a state listed in the Recitals. This definition shall not apply to internet marketing but only to entities or persons wishing to produce product in a physical location in the Licensed Territories.

1.8.“Commercially Reasonable Development Efforts” means carrying out of obligations or tasks consistent with the reasonable best practices of the pharmaceutical industry for the development and/or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value as the applicable Licensed Product in the Field based on conditions then prevailing

2.CONSIDERATION

2.1.Consideration. The Company agrees to accept a cash or cash equivalent payment, at its soled discretion, to the assignee of its choice, of Two Hundred Thousand Dollars ($200,000). This Consideration must be paid in full within 30 days of the Effective Date or the Agreement is unilaterally null and void.

2.2.Additional Consideration for Renewal Term. Every two years Manufacturer shall pay to the Company an additional Two Hundred Thousand Dollars ($200,000) to retain Exclusivity in the Licensed Territory, Nevertheless, the Manufacturer will be entitled to Exclusivity in a single state of the Licensed Territory if they have purchased at least 100,000 MDI Consumables in that state (Purchase Minimums), in the preceding year regardless of any cash payment or not under this Agreement. This Exclusivity in an individual state shall be unique to each state and not cumulative, with the exception of Texas, which the Company will grant Exclusivity for CBD at all times while the Manufacturer purchases Consumables from the Company.

2.3.The Manufacturer and the Company agree that the Company may resume selling its Licensed Products in a state listed herein with written permission of the Manufacturer after the initial Term if the Manufacture has not paid the Additional Consideration or met its Purchase Minimums. However, if Manufacturer has begun Commercially Reasonable Development Efforts, as that term is defined, in a state in the Licensed Territory the Company agrees to give Manufacturer 90 days’ notice to cure such defect to prevent lapse of Exclusivity in any state or the Licensed Territory.

3.TERM AND TERMINATION OF AGREEMENT

3.1.Term of Agreement. The Term of this Agreement shall be for two (2) years, commencing on the Effective Date.

3.2.Renewal Term. This Agreement shall automatically renew itself on the same terms and conditions for successive two (2) year periods, subject to Additional Consideration as set forth in 2.2 above, unless earlier terminated as provided herein. Notwithstanding the foregoing, if the Agreement is rightfully terminated the Term or Renewal Term shall end upon such termination.

3.3.Termination. This Agreement may be terminated as follows:

3.3.1.Without Cause by Manufacturer. Manufacturer may terminate this Agreement by giving Company prior written notice pursuant to the notice provisions of Section 7.1. Such termination shall be effective on the 30th day following the date of such notice. And Consideration shall be fully earned by the Company.

3.3.2.Without Cause by Company. The Company may not terminate without cause.

3.3.3.With Cause by Company. The Company may terminate with cause if this Agreement is breached; however, such cause shall be defined in writing and Manufacture shall have 90 days to cure any such alleged breach after notice under Section 7.1.

3.3.4.Mutual Termination. This Agreement may be terminated at any time by mutual agreement in writing between the Parties. Such termination under this section shall be effective on the date mutually agreed by the Parties.

3.3.5.Continuation of License. In the event that this agreement shall terminate, Manufacturer shall continue to have a License to use the Company’s Desirick Procedure for so long as it shall manufacture or distribute in a state listed herein regardless of loss of Exclusivity.

4.RESTRICTIONS ON COMPANY

4.1.Exclusivity. During the Exclusivity Period the Company shall not market, sell or otherwise give away or provide in any manner equipment, training, support or Consumables including, but not limited to, specialized lab equipment to any entity or person doing business in any way whatsoever in the Licensed Territory. The Company shall use its best efforts to inform any entity or person it becomes aware of and to who it provides services that it cannot support any activity that relates to the manufacture of an MDI in the Licensed Territory.

4.2.Notice to Suppliers. In the event that the Company is expressly asked by a supplier to the Company to act in the Licensed Territory or a state listed herein, the Company will not take such act but will inform any such supplier, if necessary, that it has a relationship in the Licensed Territory or state listed herein that will not allow the Company to provide sales, training or support for the suppliers’ products, except for sale of filling machines at the direction of Coster MDI, S.A. only.

4.3.Confidentiality Agreements. The Company shall add any customer of Manufacturer to its Confidentiality Agreements in a Licensed Territory. And any confidentiality agreements between the Parties remain in effect at all times.

5.REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.Acknowledgements.

5.1.1.The Parties acknowledge that the restrictions contained in this Article 5 are reasonable and necessary to protect the legitimate business interests of the Parties.

5.1.2.The Parties further acknowledge that: (i) each Party may be in a position of trust and responsibility with access to Confidential Information and information concerning employees and business partners; and (ii) the Confidential Information, and the relationship between each Party and each of its employees and clients are valuable assets of the Parties and may not be used for any purpose other than furthering the services under this Agreement.

5.1.3.Non-Solicitation. During the Exclusivity Period, both Parties shall not, on its own behalf or on behalf of any person or entity engaged in, solicit (or attempt to solicit) any client or potential client of the other Party for the purpose of providing any service or product competitive with the other Party in a Licensed Territory.

5.1.4.No Prior Agreements. The Company does not have any contractual agreements with any supplier or client that would prevent it from entering into this Agreement.

6.MUTUAL AND RECIPROCAL AGREEMENTS

6.1.During the term of this Agreement, Manufacturer shall continue to acquire from the Company as its sole supplier Consumables. Such acquisition shall be by mutual agreement and the Company shall have the right of first refusal to match any price from any other company in the event the Company cannot perform or deliver any necessary Consumable. Manufacture shall continue to comply with the Company’s existing confidentiality agreement.

6.2.In addition, Manufacturer shall contract with the Company for all support services it needs in the Licensed Territory at separately agreed upon rates for training, lab set up, manufacturing assistance, purchase of proprietary supplies, equipment, etc….

7.MISCELLANEOUS PROVISIONS

7.1.Notices. Any and all notices required hereunder shall be in writing, signed by the Party giving such notice, and shall be deemed to have been duly given or delivered if delivered personally or sent by recognized overnight delivery service with a signed receipt by the officer transmitted to. This provision may be accomplished by email if the receiving Party acknowledges such transmission.

7.2.Amendments. No provision of this Agreement may be altered, waived, modified or changed unless in writing, signed by the parties hereto, and no alleged verbal agreements, modifications or understandings shall be enforceable.

7.3.No Waiver. The failure of any party hereto in any one (1) or more instances to insist upon the performance of any of the terms and conditions of this Agreement, or to exercise any right or privilege conferred in this Agreement, or the waiver of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights, or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

7.4.Entire Agreement. This Amendment, including all Addenda, which are hereby incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made to cause Company to sign this Agreement.

7.5.Governing Law. This Agreement shall be governed and construed according to the laws of the State of Texas.

7.6.Choice of Venue. Except as otherwise expressly provided in this Agreement, any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or to enforce any arbitration award rendered pursuant to an agreed upon arbitration proceeding shall be brought in any state court located in the County of Dallas, State of Texas, and each Party hereto consents to the jurisdiction and venue of such court and hereby waives any objection that it may now or hereafter have to the personal jurisdiction and venue of such court and to any claim of inconvenient forum.

7.7.Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by either party without the consent of the other.

7.8.Headings. The section headings herein contained are for convenience of reference only and shall not be deemed to impart substantive meaning to any provision or condition of this Agreement.

7.9.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10.Compliance with Applicable Laws; Change of Applicable Law. The parties hereto shall comply with all applicable local, state and federal laws, rules, regulations and restrictions governing their obligations and responsibilities under this Agreement (the “Applicable Laws”). If any provision of this Agreement shall reasonably be determined by either Party to violate any Applicable Law or if a change in Applicable Laws occurs which, in the opinion of counsel to the applicable Party, clearly or materially affects the legality of this Agreement for any Party or for all parties, the Parties agree that, upon written notice, they will negotiate in good faith to amend this Agreement appropriately. If the Parties are unable to agree, following good faith diligently pursued negotiations on an amendment or revision to this Agreement that satisfactorily resolves the issues raised by such Party’s notice, then such Party shall have the right to terminate the Term upon three (3) months’ prior written notice to each other Party. If a non-material provision of this Agreement shall be determined to be invalid or unenforceable by any court of law for any reason, such provision shall be deemed modified to the extent necessary to make it enforceable and the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	Manufacturer

EM3 Methodologies, LLC	Texas MDI, Inc.

/s/ Richard Adams	/s/ Donal R. Schmidt, Jr.
By: Richard Adams	By: Donal R. Schmidt, Jr.
Managing Member	President
and Individually